Filed Pursuant to Rule 424(b)(2)

File Number 333-126811

Pricing Supplement to the Prospectus dated September 21, 2005 and the Prospectus Supplement dated September 22, 2005

$32,513,000

BARCLAYS BANK PLC

Medium-Term Notes, Series A

Floating Rate Notes due September 12, 2008

Linked to Changes in the Consumer Price Index

Issuer:	Barclays Bank PLC

Issue Date:	September 12, 2006

Maturity Date:	September 12, 2008

Initial Coupon	5.75%

Coupon:	CPI Performance plus 1.60% per annum, paid monthly in arrears. If CPI Performance on any interest payment date is equal to or less than -1.60%, then no interest will be paid on the Notes for that interest payment. Monthly interest payments will be calculated on a 30/360 basis as described in this pricing supplement.

Minimum Coupon:	0.00%

Interest Payment Dates:	The 12th day of each calendar month, commencing on October 12, 2006 and ending at maturity

Interest Periods:	The initial interest period will begin on, and include, the issue date and end on, but exclude, the first interest payment date (which is October 12, 2006). Each subsequent interest period will begin on, and include, the interest payment date for the preceding interest period and end on, but exclude, the next following interest payment date. The final interest period will end on the maturity date.

Interest Reset Dates:	The first day of each interest period, commencing on September 12, 2006

Consumer Price Index (CPI):	The Consumer Price Index is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Customers (CPI-U) published by the Bureau of Labor Statistics of the U.S. Department of Labor, as displayed on Bloomberg as the “CPURNSA Index”

CPI Performance:	CPI Performance on each interest payment date will be the annual percentage change in the CPI for the third calendar month prior to the month of the relevant interest payment date (the “reference month”), calculated as follows:

CPI(F) – CPI(I)
_____________ CPI(I)

where,

CPI(F) = CPI for the applicable reference month; and

CPI(I) = CPI for the twelfth month prior to the applicable reference month

For example, an interest payment on October 12, 2006 would reflect the percentage change in the CPI from July 2005 to July 2006 plus 1.60%

Listing:	The Notes will be not listed on any U.S. securities exchange or quotation system

CUSIP:	06738C LR 8

Calculation Agent:	Barclays Bank PLC

See “ Risk Factors” beginning on page PS-6 of this pricing supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agents’ Commission	Proceeds to Barclays Bank PLC
Per Note	Up to 100%	Up to 0.52%	99.49	%*
Total	$32,413,000	$65,067.60	$32,347,932.40

*Variable Price Offer. The Notes are being sold in one or more negotiated transactions, at prices that may be different than par, and such sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Notes may be sold at a discount and the redemption price may equal 100.00% or some other percentage of par.

Barclays Capital

Pricing Supplement dated September 12, 2006

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-3
RISK FACTORS	PS-7
THE CONSUMER PRICE INDEX	PS-8
VALUATION OF THE NOTES	PS-10
SPECIFIC TERMS OF THE NOTES	PS-10
USE OF PROCEEDS AND HEDGING	PS-14
SUPPLEMENTAL TAX CONSIDERATIONS	PS-15

PROSPECTUS SUPPLEMENT

THE BARCLAYS BANK GROUP	S-1
USE OF PROCEEDS	S-1
DESCRIPTION OF MEDIUM-TERM NOTES	S-1
FORM, DENOMINATION AND LEGAL OWNERSHIP OF NOTES	S-5
PAYMENT AND PAYING AGENTS	S-5
CONSIDERATIONS RELATING TO INDEXED NOTES	S-9
CONSIDERATIONS RELATING TO NOTES DENOMINATED OR PAYABLE IN OR LINKED TO A NON-U.S. DOLLAR CURRENCY	S-11
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-14
PLAN OF DISTRIBUTION	S-14
VALIDITY OF SECURITIES	S-16

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
PRESENTATION OF FINANCIAL INFORMATION	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
RATIOS OF EARNING TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS AND OTHER APPROPRIATIONS	3
CAPITALIZATION AND INDEBTEDNESS	4
DESCRIPTION OF DEBT SECURITIES	5
DESCRIPTION OF PREFERENCE SHARES	25
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS	31
DESCRIPTION OF SHARE CAPITAL	36
TAX CONSIDERATIONS	37
PLAN OF DISTRIBUTION	51
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	54
WHERE YOU CAN FIND MORE INFORMATION	54
FURTHER INFORMATION	55
VALIDITY SECURITIES	55
EXPERTS	55
EXPENSES OF ISSUANCE AND DISTRIBUTION	55

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and in the accompanying prospectus and the accompanying prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated September 21, 2005, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated September 22, 2005, which supplements the prospectus.

This section summarizes the following aspects of the Notes:

•	What are the Notes and how do they work?

•	What are some of the risks of the Notes?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Notes perform?

What Are the Notes and How Do They Work?

•	Underlying Rate – The Notes are medium-term notes issued by Barclays Bank PLC. The return on the Notes is linked to changes in the Consumer Price Index (the “CPI”). The CPI is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Customers (“CPI-U”) published by the Bureau of Labor Statistics of the U.S. Department of Labor, as displayed on the Bloomberg Screen as “CPURNSA Index”. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services and drugs.

•	Coupon – The annual interest rate payable on the Notes on each interest payment date will be equal to CPI Performance plus 1.60%, with a minimum interest payment of 0.00%. If CPI Performance on any interest payment date is equal to or less than -1.60%, then no interest will be paid on the Notes for that interest payment date. For each interest period, the calculation agent will calculate the coupon by multiplying the relevant principal amount by the annual interest rate for the relevant interest period. This amount will then be multiplied by the applicable day count fraction calculated on a 30/360 basis. No interest calculation adjustments will be made in the event an interest reset date or an interest payment date is not a business day. CPI Performance on each interest payment date will be the annual percentage change in the CPI for the third calendar month prior to the month of the relevant interest payment date (the “reference month”). As an example, an interest rate payment payable in October 2006 will reflect the percentage change in the CPI from July 2005 to July 2006 plus a spread of 1.60%.

CPI Performance will be calculated as follows:

CPI(F) – CPI(I)
CPI(I)

where,

CPI(F) = CPI for the applicable reference month; and

CPI(I) = CPI for the twelfth month prior to the applicable reference month.

If CPI Performance for a particular reference month is equal to or less than -1.60%, you will not receive an interest payment on the corresponding interest payment date. In no case will the interest payment on any interest payment date be less than 0.00% per annum.

•	Return at Maturity – You will receive the full principal amount of your Notes at maturity.

•	Listing – The Notes will not be listed on any U.S. securities exchange or quotation system.

See “Pricing Supplement Summary – How Do the Notes Perform?” and “Specific Terms of the Notes” in the pricing supplement.

What Are Some of the Risks of the Notes?

•	CPI Risk – Because the variable rate paid on the Notes is linked to the CPI, you are assuming the risk that the level of the CPI decreases or does not change. You are also assuming the risk that the Bureau of Labor Statistics changes the way in which the CPI is calculated, which may result in lower or no interest payments. If there are only minimal increases, no changes or decreases in the CPI, the interest rate paid on the Notes and the value of the Notes may be less than the rate on debt securities with the same maturity issued by us or an issuer with a comparable security rating.

•

There May Be Little or No Secondary Market for the Notes – The Notes will not be listed on any U.S. securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. They are not, however, required to do so. If Barclays Capital Inc. or other affiliates of Barclays Bank do engage in limited purchase and resale transaction, they may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

Is This the Right Investment for You?

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if:

•	You prefer an investment that returns the principal at maturity.

•	You are willing to accept the risk that CPI Performance will be equal to or less than -1.60% during the term of the Notes, in which case you will receive the minimum interest payment of $0.00.

•	You are willing to hold the Notes to maturity.

•	You believe the CPI will increase during the term of the Notes.

The Notes may not be a suitable investment for you if:

•	You are unable or unwilling to hold the Notes to maturity.

•	You believe that there will be no increase, or a decrease, in the CPI during the term of the Notes.

•	You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated for all tax purposes as variable rate debt instruments and it is likely that the Notes will not be treated as issued with original issued discount. If the Notes are so treated, you will include interest with respect to a Note as ordinary income in accordance with your method of accounting for U.S. federal income tax purposes. You will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, please see the discussion under “Supplemental Tax Considerations” in this pricing supplement.

How Do the Notes Perform?

Set forth below is an explanation of the steps necessary to calculate the return on the Notes for each interest payment date. Certain amounts used in this pricing supplement have been rounded to two decimal places for ease of presentation. Accordingly, certain calculations may yield results higher or lower than calculations made by the calculation agent in accordance with the calculation provisions described in the prospectus supplement.

You will not receive less than the principal amount of the Notes if you hold the Notes to maturity.

Step 1: Calculate CPI Performance.

CPI Performance for each interest payment date is the annual percentage change in the CPI for the third calendar month prior to the month of the relevant interest payment date (the “reference month”). As an example, an interest payment payable in October 2006 would reflect the percentage change in the CPI from July 2005 to July 2006. Steps 1-3 illustrate the calculation of two hypothetical calculations for a coupon payable in May 2007.

CPI Performance will be calculated as follows:

CPI(F) – CPI(I)
CPI(I)

where,

CPI(F) = CPI for the applicable reference month; and

CPI(I) = CPI for the twelfth month prior to the applicable reference month.

CPI Performance Calculation

Example 1: Based on a hypothetical CPI level of 202 for February 2006 and 208 for February 2007, CPI Performance for May 2007 would be 2.97%, calculated as follows:

208 – 202	= 2.97%[1]
202

Example 2: Based on a hypothetical CPI level of 202 for February 2006 and 198 for February 2007, CPI Performance for May 2007 would be -1.98%, calculated as follows:

198 – 202	= -1.98%[1]
202

[1]	The CPI Performance has been rounded for ease of presentation. All subsequent calculations in these examples are based on the rounded amount.

Step 2: Calculate the annual interest rate for each interest payment date.

Annual interest rate payable = CPI Performance plus 1.60%, with a minimum interest payment of 0.00%. If CPI Performance is equal to or less than -1.60%, you will not receive an interest payment on the corresponding interest payment date.

Coupon Calculation

Example 1: Based on hypothetical CPI Performance of 2.97% for May 2007 and a hypothetical spread of 1.00%, the annual interest rate payable in May 2007 would be 3.97%, calculated as follows: 2.97% plus 1.00% = 3.97%.

Example 2: Based on hypothetical CPI Performance of -1.98% for May 2007 and a hypothetical spread of 1.00%, the annual interest rate payable in May 2007 would be 0.00%, calculated as follows: -1.98% plus 1.00%, with a minimum interest payment of 0.00% = 0.00%.

Step 3: Calculate the interest payment amount payable for each interest payment date.

For each interest period, the calculation agent will calculate the coupon by multiplying the relevant principal amount by the annual interest rate for the relevant interest period. This amount will then be multiplied by the applicable day count fraction calculated on a 30/360 basis. No interest calculation adjustments will be made in the event an interest reset date or an interest payment date is not a business day. If CPI Performance is equal to or less than -1.60%, you will not receive an interest payment on the corresponding interest payment date.

Coupon Calculation

Example 1: Based on the above hypothetical interest rate payable in May 2007 of 3.97%, the interest payment amount on $1,000 principal amount of Notes would be $3.30, calculated as follows:

Interest Factor =

3.97% x	30	= 0.33%
360

Where 30/360 is the applicable day count fraction for the relevant interest period.

Interest Payment =

$1,000 x 0.33% = $3.30

Example 2: Based on the above hypothetical interest rate payable in May 2007 of 0.00%, the interest payment amount on a $1,000 principal amount of Notes would be $0.00.

RISK FACTORS

The Notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the Notes is linked to the performance of the CPI, which is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services and drugs. See “The Consumer Price Index” below for more information.

This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

The Notes Are Intended to Be Held to Maturity; You May Not Receive the Full Principal Amount of Your Notes if You Sell Your Notes Prior to Maturity

You will receive at least the full principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may not receive the full principal amount of your Notes. You should be willing to hold your Notes to maturity.

The Interest Rate on the Notes Could Be Zero

The terms of the Notes differ from those of ordinary debt securities in that interest on the Notes is linked to changes in the level of the CPI. Based on the formula for determining the variable rate linked to the CPI, you will receive an interest payment on each interest payment date equal to CPI Performance plus 1.60%, with a minimum interest payment of 0.00%. In the event that CPI Performance for any interest payment date is equal to or less than -1.60%, you will receive an interest payment on the corresponding interest payment date of $0.00. We have no control over fluctuations in the value of the CPI.

The Interest Rate on the Notes May Be Below the Rate Otherwise Payable on Similar Variable Rate Securities Issued By Barclays Bank PLC

The variable interest rate payable on any Coupon Payment Date is based on the change in level of the CPI for the applicable reference month over the twelfth month prior to the reference month. If there are only minimal increases, no changes or decreases in the CPI, the interest rate paid on the Notes and the value of the Notes may be less than the rate on debt securities with the same maturity issued by Barclays Bank PLC (or an issuer with a comparable security rating). We have no control over fluctuations in the value of the CPI.

The CPI May Be Discontinued; The Manner in which the CPI is Calculated May Change in the Future

There can be no assurances that the CPI will not be discontinued or that the Bureau of Labor Statistics of the U.S. Labor Department will not change the method by which it calculates the CPI. Changes in which the CPI is calculated could reduce the level of the CPI and, as a consequence, lower the interest rate payable on the Notes. As a consequence, the interest rate payable on the Notes, and the value of the Notes, may be reduced if the method of calculating the CPI is modified. In addition, if the CPI is discontinued or substantially altered, a substitute index may be employed to calculate the interest payable on the Notes, as described in “Specific Terms of the Notes – Discontinuance of the CPI or Alteration of the Method of Calculation”. Such substitution may adversely affect the value of the Notes. We have no control over the way the CPI is calculated.

Historical Levels of the CPI Are Not an Indication of the Future Levels of the CPI

The historical levels of the CPI, as described in “The Consumer Price Index – Historical CPI Levels”, are not an indication of the future levels of the CPI over the term of the Notes. In the past, the CPI has experienced periods of volatility and such volatility may occur again in the future. Past fluctuations and trends in the CPI are not necessarily indicative of fluctuations or trends that may occur in the future.

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors

The market value of your Notes may fluctuate between the date you purchase them and maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes, including the following:

•	the time remaining to the maturity of the Notes;

•	supply and demand for the Notes;

•	the general interest rate environment;

•	economic, financial, political, regulatory or judicial events that affect the financial markets generally and which may affect the level of the CPI; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

There May Not Be an Active Trading Market in the Notes and Sales in the Secondary Market May Result in Significant Losses

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. Barclays Capital Inc. and other affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Notes, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and, as a result you may suffer substantial losses. You should be willing to hold your Notes to maturity.

Our Hedging Activities May Impair the Market Value of the Notes

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more affiliates may carry out hedging activities that minimize our risks related to the Notes, including trading in instruments linked to the CPI. In particular, on or prior to the date of this Pricing Supplement, we, through our affiliates, hedged our anticipated exposure in connection with the Notes by taking positions in inflation-linked United States treasury bonds and/or other instruments that we deemed appropriate in connection with such hedging. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

There Are No Security Interests in the Notes or Other Financial Instruments Held By Barclays Bank PLC

The indenture governing the Notes does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities or other instruments acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold those securities or other instruments for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any of those securities or instruments that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. The calculation agent will, among other things, make determinations regarding CPI Performance and the interest payable in respect of your Notes on each interest payment date. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes – Role of Calculation Agent” in this pricing supplement. The calculation agent will exercise its judgment when performing its functions. For example, if the CPI is discontinued or the manner in which the CPI is calculated is substantially altered, the calculation agent may be required to choose a substitute index. Since this determination by the calculation agent may affect the market value of the Notes or the interest rate payable on each interest payment date, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CONSUMER PRICE INDEX

The consumer price index, or the CPI, is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor. The Bureau of Labor Statistics makes the majority of its consumer price index data and press releases publicly available immediately at the time of release. This material may be accessed electronically by means of the Bureau of Labor Statistics’ home page on the Internet at http://www.bls.gov.

According to publicly available information, the CPI is a measure of the average change in consumer prices over time in a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs and charges for the services of doctors and dentists. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are included in determining consumer prices. Income taxes and investment items such as stocks, bonds and life insurance are not included. The CPI includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the CPI, price changes for the various items are averaged together with weights that represent their significance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms based on a reference period for which the level is set at 100. At present, the base reference period used by the Bureau of Labor Statistics is 1982-1984. Because the CPI for the 1982-1984 reference period is 100, an increase in the price of the fixed market basket of goods and services of 16.5 percent from that period would be shown as 116.5.

The Bureau of Labor Statistics has made numerous technical and methodological changes to the CPI, and is likely to continue to do so. Examples of recent methodological changes include:

•	the use of regression models to adjust for improvements in the quality of various goods (televisions, personal computers, etc.);

•	the introduction of geometric averages to account for consumer substitution within consumer price index categories; and

•	changing the housing/shelter formula to increase rental equivalence estimation.

Similar changes in the future could affect the level of the CPI and therefore alter the interest payable on the Notes

Historical CPI Levels

The following table sets forth CPI levels and CPI performance for the dates indicated in 2002, 2003, 2004 and 2005. The historical CPI levels should not be taken as an indication of future levels, and no assurance can be given that the CPI will increase sufficiently to cause the holders of Notes to receive interest payments on each or any interest payment date.

	2002		2003		2004		2005		2006
	Level	Growth*	Level	Growth*	Level	Growth*	Level	Growth*	Level	Growth*
January	177.1	1.14%	181.7	2.60%	185.2	1.93%	190.7	2.97%	198.3	3.99%
February	177.8	1.14%	183.1	2.98%	186.2	1.69%	191.8	3.01%	198.7	3.60%
March	178.8	1.48%	184.2	3.02%	187.4	1.74%	193.3	3.15%	199.8	3.36%
April	179.8	1.64%	183.8	2.23%	188.0	2.29%	194.6	3.51%	201.5	3.55%
May	179.8	1.18%	183.5	2.06%	189.1	3.05%	194.4	2.80%	202.5	4.17%
June	179.9	1.07%	183.7	2.11%	189.7	3.27%	194.5	2.53%	202.9	4.32%
July	180.1	1.46%	183.9	2.11%	189.4	2.99%	195.4	3.17%	203.5	4.15%
August	180.7	1.80%	184.6	2.16%	189.5	2.65%	196.4	3.64%	—	—
September	181.0	1.51%	185.2	2.32%	189.9	2.54%	198.8	4.69%	—	—
October	181.3	2.03%	185.0	2.04%	190.9	3.19%	199.2	4.35%	—	—
November	181.3	2.20%	184.5	1.77%	191.0	3.52%	197.6	3.46%	—	—
December	180.9	2.38%	184.3	1.88%	190.3	3.26%	196.8	3.42%	—	—

Source: Bureau of Labor Statistics website.

*	Growth means the annual percentage change in the level of the CPI.

Current Information as to historical CPI levels and performance can be obtained from the Bureau of Labor Statistics’ home page on the Internet at http://www.bls.gov.

VALUATION OF THE NOTES

At Maturity

You will receive the full principal amount of your Notes on the maturity date stated on the cover of this pricing supplement.

Prior to Maturity

The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the CPI will affect the market value of the Notes more than any other factors. Other factors that may influence the market value of the Notes include, but are not limited to, the time remaining to maturity, supply and demand for the Notes, the general interest rate environment, economic, financial, political, regulatory or judicial events that affect the financial markets generally and which may affect the level of the CPI, as well as the perceived creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for further discussion of the factors that may influence the market value of the Notes prior to maturity.

SPECIFIC TERMS OF THE NOTES

In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Form, Denomination and Legal Ownership of Notes” in the accompanying prospectus supplement and “Description of Debt Securities – Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market resale transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

Denomination

We will offer the Notes in denominations of $1,000 and in integral multiples of $1,000 thereafter.

Interest Payment Dates

Interest on the Notes will be payable monthly in arrears on the 12th day of each calendar month, commencing on October 12, 2006 and ending at maturity. If any such day is not a business day, interest will be payable as described under “Following Business Day” below.

Interest Periods

The initial interest period will begin on, and include, the issue date and end on, but exclude, the first interest payment date (which is October 12, 2006). Each subsequent interest period will begin on, and include, the interest payment date for the preceding interest period and end on, but exclude, the next following interest payment date. The final interest period will end on the maturity date.

Interest Reset Dates

The first day of each interest period, commencing on September 12, 2006.

Coupon

The Notes bear interest from the issue at a variable rate linked to changes in the level of the CPI, payable monthly in arrears on each interest payment date. The annual interest rate payable on the Notes on each interest payment date will be equal to CPI Performance plus 1.60%, with a minimum interest payment of 0.00%. For each interest period, the calculation agent will calculate the coupon by multiplying the relevant principal amount by the annual interest rate for the relevant interest period. This amount will then be multiplied by the applicable day count fraction calculated on a 30/360 basis. No interest calculation adjustments will be made in the event an interest reset date or an interest payment date is not a business day.

CPI Performance on each interest payment date will be the annual percentage change in the CPI for the third calendar month prior to the month of the relevant interest payment date (the

“reference month”). As an example, an interest payment in October 2006 would reflect the percentage change in the CPI from July 2005 to July 2006 plus a spread of 1.60%.

CPI Performance will be calculated as follows:

CPI(F) – CPI(I)
CPI(I)

where,

CPI(F) = CPI for the applicable reference month; and

CPI(I) = CPI for the twelfth month prior to the applicable reference month.

If CPI Performance for a particular reference month is equal to or less than -1.60%, you will not receive an interest payment on the corresponding interest payment date. In no case will the interest payment on any interest payment date be less than 0.00% per annum.

Payment at Maturity

As described above, you will receive the full principal amount of your Notes on the maturity date stated on the cover of this pricing supplement.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day, unless that day falls in the next calendar month, in which case the maturity date will be the first preceding day that is a business day.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Record Dates for Interest

The regular record date relating to an interest payment date for the Notes will be the date 15 calendar days prior to the interest payment date, whether or not that date is a business day. For the purpose of determining the record holder at the close of business on a regular record date, the close of business will mean 5:00 p.m., New York City time, on that day.

CPI

The CPI is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Customers (CPI-U) published by the Bureau of Labor Statistics of the U.S. Department of Labor and displayed on Bloomberg as “CPURNSA Index”.

If by 3:00 p.m. on any interest reset date the CPI is not reported on Bloomberg or on any successor service for any relevant month, but has been otherwise published by the Bureau of Labor Statistics, the Calculation Agent will determine the CPI as published by the Bureau of Labor Statistics using such other source as on its face appears to accurately set forth the CPI as published by the Bureau of Labor Statistics. If the CPI for the reference month is subsequently revised by the Bureau of Labor Statistics, the calculation agent will continue to use the CPI initially published by the Bureau of Labor Statistics on the interest reset date.

Changes in the Base Reference Period

As discussed above, the CPI is expressed in relative terms based on a reference period for which the level is set at 100. The base reference period currently used by the Bureau of Labor Statistics is 1982 – 1984. An increase in the price of the fixed market basket of goods and services of 16.5 percent from that period would be shown as 116.5. The Bureau of Labor Statistics rebases the CPI on occasion. The CPI was last rebased in January 1988, prior to which the standard reference base was 1967 = 100. If the Bureau of Labor Statistics rebases the CPI during the time the Notes are outstanding, the calculation agent will continue to calculate inflation using 1982 – 1984 as the base reference period for so long as the current CPI continues to be published.

Any such conversion by the Bureau of Labor Statistics to a new reference base will not affect the measurement of the percent changes in a given index series from one time period to another, except for rounding differences. Rebasing might affect the published “headline” number often quoted in the financial press, but the inflation calculation for the Notes should not be adversely affected by any such rebasing because the CPI based on 1982 – 1984 will be calculated using the percentage changes of the rebased CPI.

Discontinuance of the CPI or Alteration in the

Method of Calculation

If the CPI is not published while the Notes are outstanding because the CPI has been discontinued, or if the manner in which the CPI is calculated is substantially altered while the Notes are outstanding, a substitute index will be chosen to replace the CPI for the purpose of determining interest payable on the Notes. The applicable index will be the substitute index chosen by the Secretary of the Treasury, pursuant to 62 Federal Register 846-874 (January 6, 1997), for the purpose of determining the interest rates payable on the Department of the Treasury’s Inflation-Linked Treasuries. If no such securities are outstanding, the substitute index will be chosen by the calculation agent in good faith and in accordance with the general market practice prevailing at the time.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “– Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities – Modification and Waiver” and “– Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Notes on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the maturity date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s, a division of the McGraw Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Notes will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Following Business Day

Any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day (with the same effect as if paid on the original due date).

Role of Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the CPI, business days, the default amount, CPI Performance and the interest payable in respect of your Notes on each interest payment date and all other calculations and determinations to be made by the calculation agent as specified herein. If the CPI is discontinued or the way in which the CPI is calculated is substantially altered, the calculation agent may be required to choose a substitute index; see “Specific Terms of the Notes – Discontinuance of the CPI or Alteration in the Method of Calculation” in this pricing supplement. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of inflation-linked United States treasury bonds and/or other inflation-linked instruments that we deem appropriate in connection with such hedging. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the maturity date stated on the cover of this pricing supplement. That step may involve sales or purchases of inflation-linked United States treasury bonds and/or other inflation-linked instruments designed to track the performance of the CPI or other similar indexes.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Risk Factors” in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal income tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “Tax Considerations” in the attached prospectus, and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

As described in the accompanying prospectus under “Tax Considerations – United States Taxation – U.S. Holders – Taxation of Debt Securities – Original Issue Discount – Variable Rate Debt Securities,” in the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as variable rate debt instruments (“VRDIs”) under the Treasury Regulations applicable to original issue discount, and the interest payable on the Notes will be treated as “qualified stated interest”. Further, it is likely that the Notes will not be treated as issued with original issue discount (“OID”) since a substantial amount of the Notes were first sold at an amount slightly above 99.5% of par. Accordingly, you will generally include interest with respect to a Note as ordinary income in accordance with your method of accounting for United States federal income tax purposes. Interest paid on the Notes will be income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007 will generally be “passive” or “financial services” income, while interest paid in taxable years beginning after December 31, 2006 will generally be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

You will recognize gain or loss upon the sale, exchange or maturity of your Notes in an amount equal to the difference, if any, between the fair market value of the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes will equal the amount you paid for your Notes.

Any gain you recognize upon the sale, exchange or maturity of your Notes will be capital gain or loss, except to the extent attributable to accrued but unpaid interest. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Alternatively, the Internal Revenue Service might assert that the Notes should be treated as issued with more than a de minimis amount of OID. Under such characterization, an initial purchaser that purchases the Notes for a price equal to 99.5% of par would be required to accrue OID under the applicable rules in the Treasury Regulations. In addition, initial holders that purchased the Notes for a price that is above 99.5% of par but equal to or less than par will have acquisition premium with respect to the Notes. If the Notes are treated as described above, you should consult your tax advisor as to the possible application of such rules to you.

Information Reporting and Backup Withholding

Please see the discussion “Tax Considerations – United States Taxation – U.S. Holders – Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the information reporting and backup withholding rules to payments made on your Note.

$32,513,000

BARCLAYS BANK PLC

MEDIUM-TERM NOTES, SERIES A

FLOATING RATE NOTES DUE SEPTEMBER 12, 2008

LINKED TO CHANGES IN THE CONSUMER PRICE INDEX

(TO PROSPECTUS DATED SEPTEMBER 21, 2005 AND

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 22, 2005)

Barclays Capital